Exhibit 10.2

Execution Version

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

THIS SERIES A PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of January 8, 2026 (the “Closing Date”), by and among Idwal Therapeutics, LLC, a Delaware limited liability company (the “Company”), and the investors listed on Schedule A attached to this Agreement (each, an “Investor” and together the “Investors”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Series A Preferred Units.

1.1 Sale and Issuance of Series A Preferred Units.

(a) On the Closing Date, the Investors shall execute and deliver that certain Amended and Restated Limited Liability Company Agreement of the Company in substantially the form attached hereto as Exhibit A (the “A&R LLC Agreement”). Capitalized terms used in this Agreement without definition shall have the meanings given to them in the A&R LLC Agreement.

(b) On the Closing Date, the Company shall authorize (i) the sale and issuance to the Investors of up to 16,896,548 of its Series A Preferred Units of the Company (the “Series A Preferred Units” or “Units”) and (ii) the issuance of the Common Units of the Company (the “Common Units”) to be issued upon conversion of the Units (the “Conversion Units”). The Units and the Conversion Units shall have the rights, preferences, privileges and restrictions set forth in the A&R LLC Agreement.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees to purchase, and the Company agrees to sell and issue to each Investor, that number of Units set forth opposite such Investor’s name on Schedule A hereto at a purchase price of $2.90 per Unit (the “Purchase Price”). The Purchase Price and the number of Units to be purchased hereunder shall be equitably adjusted for any split, distribution of membership interest or unit, combination or recapitalization occurring after the execution and delivery of this Agreement.

1.2 Closing. The purchase and sale of the Units shall take place remotely via the exchange of documents and signatures, on the date of this Agreement at such time and place as the Company and Investors acquiring in the aggregate a majority of the Units sold pursuant to this Agreement agree upon orally or in writing (which such time and place are designated as the “Closing” for the Company). On the Closing Date, the Company shall deliver to each Investor the A&R LLC Agreement reflecting the issuance of the Units duly executed on behalf of the Company and all other signatories required to effectuate the approval and adoption of the A&R LLC Agreement in exchange for payment of the Purchase Price for the Units purchased by such Investor by wire transfer of immediately available funds to an account provided by the Company in writing at least two business days prior to the Closing Date and/or, if by Tegid Therapeutics, Inc., the contribution to the Company of certain MALT-1 program assets set forth on Schedule A-1 hereto.

1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Units for product development and other general corporate purposes.

1.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b) “Board of Managers” means the board of managers of the Company.

(c) “Company Intellectual Property” means all Intellectual Property Rights that are owned, purported to be owned by, or in-licensed to the Company, or used by the Company in the conduct of the Company’s business as now conducted.

(d) “Company-Controlled Intellectual Property” means (i) Intellectual Property Rights owned or purported to be owned by the Company and (ii) Intellectual Property Rights exclusively in-licensed to the Company.

(e) “Control” means, as to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” have correlative meanings.

(f)   “Entity” means any general partnership, limited liability partnership, limited partnership, limited liability company, corporation, Governmental Authority, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(g) “GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods indicated.

(h) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(i) “Indemnification Agreement” means the agreement between the Company and Iain Dukes, Carl Gordon, Nikolay Savchuk, and Eddie Wang Rodriguez, in the form of Exhibit C attached to this Agreement.

(j) “Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, that are recognized in any jurisdiction of the world, including such rights in patents, utility models, trademarks and tradenames, copyrights, trade secrets, and domain names (and any registrations of or applications to register any of the foregoing).

(k) “Knowledge” including the phrase “to the Company’s knowledge” means the Knowledge Parties’ actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of the individual’s duties in the ordinary course. Additionally, for purposes of Section 2, the Company shall be deemed to have “knowledge” of a patent right only if the Company has actual knowledge of the patent right.

(l) “Knowledge Parties” means the Officers.

(m) “Management Rights Letter” means the agreement between the Company and each Investor requesting a Management Rights Letter, dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement.

(n) “Manager” means a member of the Board of Managers of the Company.

(o) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(p) “Officer” means the Chief Executive Officer, President, Chief Financial Officer, and any other person who reports directly to the Chief Executive Officer or the Board of Managers.

(q) “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors.

(r)   “Proprietary Rights” means all intellectual property or proprietary rights arising in any jurisdiction throughout the world, including the following: (a) patents, including rights in inventions, patent disclosures and any other similar rights to inventions (whether or not patentable or reduced to practice) and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (b) Trademarks; (c) works of authorship, copyrights and, copyrightable works, mask works, and moral rights; (d) registrations, applications for registration, and renewals of any of the foregoing; (e) trade secrets, confidential and proprietary information, processes, methods, techniques, specifications, layouts, algorithms, compositions, and know-how; and (f) rights in Software, technology, data and databases.

(s) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t) “Software” means any and all (i) computer programs of any kind (and in any form, including source code, object code or executable code), including applications, mobile applications, web- or browser-based applications, interfaces, engines, tools, utilities, scripts, firmware, and software implementations of algorithms, models, and methodologies, and (ii) related documentation, in each case of clauses (i) and (ii), together with all rights therein.

(u) “Trademarks” means, collectively, domestic and worldwide trademarks, service marks, trade dress, logos, slogans, tradenames, Internet domain names and other indicia of origin, social media accounts and handles, together with all goodwill associated with any of the foregoing.

(v) “Transaction Agreements” means this Agreement, the Management Rights Letter, Indemnification Agreements, and the A&R LLC Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that as of the Closing Date, except as set forth on a Schedule of Exceptions attached hereto as Schedule B (the “Schedule of Exceptions”) furnished to each Investor, specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, which Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Schedule of Exceptions shall qualify other sections in this Schedule 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections:

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Certificate of Formation of the Company (the “Certificate”) was filed with the Delaware Secretary of State on December 12, 2025 (“Date of Formation”). The Company has all requisite limited liability company power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization and Voting Rights. The authorized capital of the Company consists of:

(a) As of the Closing Date, the capital of the Company, as set forth in the A&R LLC Agreement, shall consist of 18,064,512 units of Common Units, and 16,896,548 units of Series A Preferred Units. The rights, privileges and preferences of the Common Units, and Series A Preferred Units are as stated in the A&R LLC Agreement.

(b) As of the Closing Date: (i) 1,167,964 total units have been reserved and set aside for grant to service providers under the Company’s 2025 Equity Plan; and (ii) no units have been granted under the 2025 Equity Plan.  The 2025 Equity Plan was duly adopted by the Board of Managers effective on or about the date hereof.

(c) The outstanding Units have been duly and validly authorized and issued, and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) Except (i) for the conversion rights of the Series A Preferred Units to be issued under this Agreement, (ii) the participation rights set forth in the A&R LLC Agreement, (iii) the rights provided for in this Agreement and (iv) as set forth on Section 2.2 of the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or other similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any equity interest (including, without limitation, any Common Units) in the Company or any securities convertible into or exchangeable for units or other economic rights.

(e) Other than the A&R LLC Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by the Board of Managers of the Company.

(f)   Schedule A hereto sets forth the capitalization of the Company immediately following the Closing Date, including the number of units of the following: (i) issued and outstanding Common Units, and Series A Preferred Units; and (ii) warrants or equity purchase rights, if any.

(g) None of the Company’s unit purchase agreements or 2025 Equity Plan documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s 2025 Equity Plan is not assumed in an acquisition. The Company has never adjusted or amended the value of equity previously awarded under the 2025 Equity Plan, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the A&R LLC Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its Units.

2.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

2.4 Authorization. All limited liability company action on the part of the Company, and its respective managers, officers, and members necessary for the authorization, execution and delivery of the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Units being sold hereunder and the Conversion Units has been taken or will be taken prior to the Closing Date, and the Transaction Agreements, when executed and delivered by the Company, constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the A&R LLC Agreement may be limited by applicable federal or state securities laws. All action on the part of the Board of Managers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the authorization, issuance (or reservation for issuance), sale and delivery of the Units being sold hereunder and the Conversion Units has been taken or will be taken prior to the Closing.

2.5 Valid Issuance of Units. The Units being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, and will be fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and under applicable state and federal securities laws. The Conversion Units have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the A&R LLC Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and under applicable state and federal securities laws. The Units will be issued in compliance with all applicable federal and state securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any Officer or Manager of the Company arising out of their employment or Manager relationship with the Company; (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its Officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of Officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8 Intellectual Property.

(a) The Company owns, possesses, has developed, or has acquired on commercially reasonable terms, legal rights to all Company Intellectual Property sufficient to carry out its business as now conducted; provided that the foregoing representation is made to the Company’s knowledge with respect to patents and trademarks.

(b) No past or current product or service or activity of the Company has infringed or violated, or infringes or otherwise violates any Intellectual Property Rights of a third Person; provided that the foregoing representation is made to the Company’s knowledge with respect to patents and trademarks.

(c) To the Company’s knowledge, by conducting the Company’s business as currently conducted or as presently proposed, the Company would not infringe or violate any of the Intellectual Property Rights of a third Person. The Company has not received any unsolicited offers to license any Intellectual Property Rights from any third Person.

(d) To the Company’s knowledge, no third Person is presently infringing any Company-Controlled Intellectual Property in a way that is expected to have a Material Adverse Effect.

(e) Other than pursuant to: (i) standard end-user license or services agreements for the Company’s products and services on substantially the Company’s standard forms made available to the Purchasers; (ii) customary nondisclosure agreements entered into by the Company in the ordinary course of business (that do not include any terms (w) granting the right to use residuals, (x) assigning Intellectual Property Rights, (y) granting express license rights, or (z) constituting a covenant not to assert Intellectual Property Rights); (iii) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (iv) licenses to a service provider solely for the purpose of allowing such service provider to provide services to the Company (collectively, “Standard Outbound Agreements”), the Company has not granted to a third Person any options, licenses, covenants not to assert, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company-Controlled Intellectual Property that are material to the Company’s business as now conducted.

(f)   Other than pursuant to: (i) standard license or services agreements for commercially available software products and cloud services non-exclusively licensed to Company under standard terms, which products and cloud services are not incorporated into the Company’s products or services; (ii) backup licenses from employees and contractors granted in connection with providing services to the Company; (iii) licenses to Open Source Software; (iv) customary nondisclosure agreements entered into by the Company in the ordinary course of business that do not include any terms (w) granting the right to use residuals, (x) assigning Intellectual Property Rights, (y) granting express license rights, or (z) constituting a covenant not to assert Intellectual Property Rights; (v) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; and (vi) licenses to the Company solely for the purpose of enabling the Company to provide services to the licensor (collectively, “Standard Inbound Agreements”), the Company is not bound by or a party to any options, licenses, covenants not to assert or other grants or agreements of any kind with respect to Intellectual Property Rights of any third Person that are material to the Company’s business as now conducted.

(g) The Company has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret. To the Company’s knowledge, except as would not reasonably be expected to result in a Material Adverse Effect, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information and trade secrets of the Company that the Company intended to maintain as confidential or a trade secret.

(h) (i) Each current and former employee of the Company has assigned to the Company all Intellectual Property Rights that such employee has solely or jointly conceived, reduced to practice, developed, or made during the period of employment with the Company that: (A) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property Right, to the Company’s business as then conducted or as then proposed to be conducted; (B) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information; or (C) resulted from such individual’s performance of services for the Company. (ii) Each current and former consultant of the Company who was involved in the development of any material Intellectual Property Rights for the Company or that are otherwise owned or purported to be owned by the Company has assigned to the Company all Intellectual Property Rights that such consultant has solely or jointly conceived, reduced to practice, developed, or made during the period of its consulting relationship with the Company that resulted from such consultant’s performance of services for the Company. (iii) Each such employee and consultant has executed an agreement with the Company regarding confidentiality and proprietary information, and assignment of Intellectual Property Rights developed by or for the Company, substantially in the form or forms made available to the Purchasers or their respective counsel (the “Confidential Information Agreements”). (iv) No such employee or consultant has excluded Intellectual Property Rights from the assignment of Intellectual Property Rights pursuant to such Person’s Confidential Information Agreement, which excluded Intellectual Property Rights would be material to the Company in the conduct of the Company’s business as now conducted or currently proposed to be conducted. (v) The Company is not aware that any current or former employee or consultant is in violation of any Confidential Information Agreement.

(i) No government funding, facilities of a university, college, hospital, foundation, other educational institution or research center, or other funding from third Persons provided specifically for research and development was used in the development of any Company Controlled Intellectual Property in a manner that has resulted in such entity retaining any claim of ownership or right to use any such Company-Controlled Intellectual Property. To the Company’s knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company Controlled Intellectual Property, has performed services for the government, university, college, hospital, foundation, or other educational institution or research center in a manner that would affect Company’s rights in the Company Controlled Intellectual Property.

2.9 Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Certificate or A&R LLC Agreement; (b) in any material respect of any instrument, judgment, order, writ or decree; (c) in any material respect under any note, indenture or mortgage; (d) in any material respect under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule; or (e) of any provision of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Action.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000 (other than employment agreements and offer letters); (ii) other than pursuant to any university licenses listed in Section 2.8(f) or 2.8(i) of the Disclosure Schedule, the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products; or (iii) any “most favored” provisions, observer rights, or other side letter agreements not otherwise disclosed pursuant to any other representation.

(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its units, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $500,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any material portion of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements; (ii) standard director and officer indemnification agreements approved by the Board of Managers; (iii) the purchase of Company’s Units approved in the written minutes of the Board of Managers (previously made available to the Purchasers or their respective counsel); and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth in Section 2.11(b) of the Disclosure Schedule, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company or any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or members of the Company may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12 Rights of Registration and Voting Rights. Except as provided in the A&R LLC Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the A&R LLC Agreement, no member of the Company has entered into any agreements with respect to the voting of Units of the Company.

2.13 Tangible and Real Property. The tangible and real property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the tangible and real property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14 Financial Statements; Liabilities. The Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Date of Formation; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in financial statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15 Changes. Since the Date of Formation, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)   any material change in any compensation arrangement or agreement with any employee, officer, director or member;

(g) any resignation or termination of employment of any Officer;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s units, or any direct or indirect redemption, purchase, or other acquisition of any of such units by the Company;

(k) any sale, assignment or transfer by the Company of any Company-Controlled Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.17 Corporate Documents. The Certificate as of the date of this Agreement is in the form made available to the Purchasers. The copy of the minute books of the Company made available to the Purchasers contains minutes of all meetings of the Board of Managers and members and all actions by written consent without a meeting by the Board of Managers and members since the date of formation and accurately reflects in all material respects all actions by the Board of Managers (and any committee of the Board of Managers) and members.

2.18 Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, and 58. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Purchasers are accurate and complete in all material respects. The Company has not received any notices or correspondence from the U.S. Food and Drug Administration or any other governmental entity or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

3.1 Authorization. The Investor has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Investor is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against such Investor in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the A&R LLC Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor’s representation to the Company, which by the Investor’s execution of this Agreement, the Investor hereby confirms, that the Units to be acquired by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units. The Investor has not been formed for the specific purpose of acquiring the Units.

3.3 Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Units with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4 Restricted Securities. The Investor understands that the Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Units, or the Common Units into which it may be converted, for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Units, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Investor understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units.

3.6 Legends. The Investor understands that the Units and any securities issued in respect of or exchange for the Units, may be notated with one or all of the following legends:

“THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Units represented by the certificate, instrument, or book entry so legended.

3.7 Accredited Investor. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 Foreign Investors. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Units. The Investor’s subscription and payment for and continued beneficial ownership of the Units will not violate any applicable securities or other laws of the Investor’s jurisdiction.

3.9 No General Solicitation. Neither the Investor, nor any of its officers, directors, employees, agents, members or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Units.

3.10 Exculpation Among Investors. The Investor acknowledges that it is not relying upon any Person, other than the Company and its officers, in making its investment or decision to invest in the Company. The Investor agrees that neither any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Units.

3.11 Residence. If the Investor is an individual, then the Investor resides in the state or province identified in the address of the Investor set forth on the Investor’s signature page or Exhibit A; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of the Investor in which it has its principal place of business is identified in the address or addresses of the Investor set forth on the Investor’s signature page or Exhibit A.

4. Conditions to the Investors’ Obligations at Closing. The obligations of each Investor under Section 1.1(c) of this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects on and as of the Closing Date.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.3 Qualifications. All authorizations, approvals, or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

4.4 Proceedings and Documents. All Company and other proceedings in connection with the transactions contemplated on the Closing Date and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.5

4.6 Management Rights. A Management Rights Letter shall have been executed by the Company and delivered to each Investor to whom it is addressed.

4.7 Indemnification Agreement. The Company shall have executed and delivered the Indemnification Agreements.

4.8 A&R LLC Agreement. The Members and each Investor shall have entered into the A&R LLC Agreement in substantially the form attached as Exhibit A.

4.9 Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment of the Company of each of the following conditions by such Investor:

5.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 shall be true and correct in all respects on and as of the Closing Date.

5.2 Performance. The Investors shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3 Qualifications. All authorizations, approvals, or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

5.4 A&R LLC Agreement. Each Investor shall have executed and delivered the A&R LLC Agreement in substantially the form attached as Exhibit A.

5.5 Form W-9. Each Investor shall have executed and delivered a completed Department of the Treasury Internal Revenue Service Form W-9 in the form attached hereto as Exhibit B.

6. Miscellaneous.

6.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the of the subject matter thereof made by or on behalf of the Investors or the Company.

6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, excluding the conflicts of law provisions thereof.

6.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 8 The Green, Dover, DE 19901, Attn: Iain Dukes, e-mail: dukesi@orbimed.com, with a copy which shall not constitute notice to Snell & Wilmer L.L.P., 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130, Attn: Bardia Moayedi, e-mail: bmoayedi@swlaw.com, and to the Investors at the address set forth for such Investor on Schedule A attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.6).

6.7 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, managers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its members, officers, managers, employees or representatives is responsible.

6.8 Expenses. Each party shall bear its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby.

6.9 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Conversion Units issued or issuable upon conversion of the Units purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

6.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.12 Aggregation of Units. All Units held or acquired by affiliated entities or persons or entities or persons under common investment management shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14 Entire Agreement. This Agreement and the Transaction Agreements referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

6.15 Termination of Closing Obligations. Each Investor shall have the right to terminate its obligations to complete a Closing, as the case may be, if prior to the occurrence thereof, any of the following occurs:

(a) the Company consummates a Deemed Liquidation Event (as defined in the A&R LLC Agreement);

(b) the closing of an initial public offering of the Company, in which case the Investors may terminate their obligations hereunder immediately prior to, or contingent upon, such closing; or

(c) the Company (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

IDWAL THERAPEUTICS, LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Investor:

[__]

By:
Name:
Title:
Address: